EX. 99.28(p)(25)

Standard & Poor’s Investment
Advisory Services LLC

Code of Ethics

Issued by:
McGraw Hill Financial Compliance Department

Applies to:
Standard & Poor’s Investment Advisory Services LLC Code Recipients

Effective Date:
January 1, 2014

Related Policies and Guidelines:
This Code of Ethics should be read in conjunction with the McGraw Hill Financial Securities Disclosure Policy, McGraw Hill Financial Code of Business Ethics, S&P Outside Activities/Professional Conduct Policy, S&P Confidentiality, Conflicts, and Firewall Policy and Guidelines, Securities Evaluations & Investment Advisory Services “Pay to Play” Policy and Guidelines, and the Investment Advisory Services Gifts and Entertainment Policy and Guidelines.

1.	Introduction

The following principles, together with the McGraw Hill Financial Securities Disclosure Policy (“Securities Disclosure Policy”), with associated addenda for Investment Advisory Services and Equity Research (collectively and hereinafter, the “Securities Disclosure Policy”), makes up the Standard & Poor’s Investment Advisory Services LLC (“SPIAS”) Code of Ethics (“the Code”).  The Code has been adopted by SPIAS in accordance with applicable rules and regulations pertaining to investment advisers as set forth in the Investment Advisers Act of 1940, as amended (the “Act”).i  The purpose of the Code is to establish guidelines reasonably designed to identify and prevent SPIAS Code recipients from breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict or potential conflict of interest. SPIAS Code recipients are required to understand and comport with the principles and requirements of the Code as well as other applicable policies and guidelines adopted by McGraw Hill Financial. SPIAS Code recipients are also responsible for familiarity with the McGraw Hill Financial Code of Business Ethics, which sets forth the standard of business conduct required by all employees of McGraw Hill Financial.

2.	General Principles

All SPIAS Code recipients must respect and obey all the laws (including applicable Federal Securities laws), rules, and regulations applicable to SPIAS.  SPIAS Code recipients are also responsible for reading and understanding the policies and procedures that govern SPIAS’s business.  When in doubt, SPIAS Code recipients are expected to raise concerns/seek advice from their managers, the Compliance Department (“Compliance”) and/or Global Regulatory Affairs (“GRA”).

Standard Poor’s Investment Advisory Services LLC Code recipients are required to comply with this Code of Ethics.  Failure to comply may result in disciplinary action, up to and including termination of employment.

This Code applies to all SPIAS Code recipientsii and acknowledges the general principles that these employees:

•	owe a fiduciary obligation to all SPIAS clients;
•	have a duty at all times to place the interest of SPIAS clients first and foremost;
•	must conduct their personal activities in a manner that avoids conflicts or the appearance of conflicts of interest or abuses of their position of trust and responsibility; and
•	should not take improper advantage of their positions in relation to SPIAS clients.

The Code prohibits engaging in activities that are dishonest, manipulative, or that involve false or misleading statements.  No SPIAS Code recipient shall use any information concerning the activities of any SPIAS client for personal gain or in a manner harmful to the interests of the client.  In this regard, no SPIAS Code recipient shall:

•	employ any device, scheme, or artifice to defraud any SPIAS client;
•	make any untrue statement of material fact or omit to state a material fact that in the light of the circumstances could be construed as misleading;
•	engage in any act, practice, or course of business that operates or would operate as fraud or deceit upon any SPIAS client; or
•	engage in any manipulative practice with respect to any SPIAS client.

The Chief Compliance Officer of SPIAS, or his/her designee, must be promptly notified of any violation of this Code.

3.	Confidentiality

Information relating to any SPIAS client’s business or activities may be confidentialiii and should not be discussed with anyone who does not need to be privy to that information.  In addition, SPIAS analytical staff and other employees with access to sensitive and confidential information must maintain the utmost confidentiality and should not discuss such information with anyone who does not need to be privy to that information.

Additionally, any written or oral disclosure of material non-public informationiv concerning SPIAS or SPIAS’s clients should be made only by those SPIAS persons who are specifically authorized to release that information.

4.	Political Affiliations and Contributions

SPIAS encourages people to be active participants in their community’s civic and political life.  SPIAS Code recipients, however, must be careful to ensure that their civic or political activities do not raise an appearance or an actual conflict of interest. To that end, SPIAS has adopted the Standard & Poor’s Outside Business Activities/Professional Conduct Policy and Guidelines,

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requiring the disclosure of certain outside business activities and political affiliations.

Separately, all SPIAS “Covered Associates”v and “Executive Officers”vi must pre-clear all political contributions through Compliance pursuant to the Securities Evaluations & Investment Advisory Services "Pay to Play" Policy and Guidelines.

5.	Supervised and Access Personsvii

This Code applies to all SPIAS Code recipients. Code recipients may be considered “supervised persons” or “access persons” as defined by the Act. However, Code recipients may be considered supervised or access persons based on (1) certain functions they perform for SPIAS or (2) access they have to certain databases or systems even though they would not otherwise be considered supervised or access persons under the Act. Access persons are required to report their personal securities transactions and holdings as set forth in the Securities Disclosure Policy. The Securities Disclosure Group within Compliance, in consultation with the Chief Compliance Officer of SPIAS or his/her designee and the specific Business Unit, determines the SPIAS Code recipients and those recipients who are considered supervised or access persons. The Securities Disclosure Group maintains a list of SPIAS Code recipients and access persons and provides access persons with information regarding their disclosure requirements.

Based on the determination of the Securities Disclosure Group within Compliance, in consultation with the Chief Compliance Officer of SPIAS or his/her designee and the specific Business Unit, access persons are designated as Level 1, Level 2 or Level 3. The determination of “access person” status and the degree of trading and holding restrictions, as well as other trade-related requirements, varies based upon the specific individual’s level assignment.

Access persons are required to provide the following reports to Compliance by means of the Personal Securities Trading System ("PSTS"):

1.	A full reporting of all their current securities and holdings that contains, at a minimum:

•
the title and type of security, and the applicable exchange ticker symbol or security identifier, and number of shares (or principal amount for bonds or other applicable security) of each security in which the access person has any direct or indirect beneficial ownership;

•	the name of any broker/dealer, mutual fund company, or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

•	The date the person submits the report.

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The information set forth above, must be submitted no later than 10 days after the person becomes an access person.  Thereafter, employee certifications with respect to all accounts and holdings must be submitted within 30 days of the end of both the second and fourth calendar quarters through PSTS.

2.
Monthly account statements for each transaction in accounts over which the SPIAS access person has direct or indirect influence or control.  This information must be reported in PSTS in the time required by the Securities Disclosure Policy.  SPIAS access persons will be deemed to have satisfied this reporting requirement with respect to any accounts for which SPIAS receives copies of such statements directly from the broker in question, whether electronically or in hard copy.

The Securities Disclosure Policy also addresses pre-clearance trading requirements for SPIAS access persons’ trading activity and may limit certain types of other investments depending on facts and circumstances, e.g. Initial Public Offerings, certain private investments, etc.  SPIAS access persons are required to comply with the account maintenance, reporting, and pre-clearance requirements as per the terms of the Securities Disclosure Policy.

6.	Sanctions

SPIAS Code recipients must promptly notify the Chief Compliance Officer of SPIAS, or his/her designee of any violations of the Code.  A violation of the Code may subject the SPIAS Code recipient to the imposition of such sanctions as may be deemed appropriate under the circumstances.  Sanctions for violations of the Code will be determined by the Chief Compliance Officer of SPIAS, who may consult with SPIAS business managers, other Compliance officers, Human Resources, Legal Department, etc.  Such sanctions may include written warnings, suspension or termination of employment and/or appropriate restitution.

7.	Administration and Construction

The Chief Compliance Officer of SPIAS shall be responsible for the following administrative duties:

•	supervising the implementation and enforcement of the terms of the Code;

•	periodically informing recipients of their duties and obligations under the Code;

•	issuing, potentially with the assistance of GRA and/or legal counsel as may be appropriate, any interpretation of the Code;

•	conducting or overseeing inspections or investigations as shall reasonably be required to detect and report any apparent material violations of the Code; and

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•	supervising and/or amending or modifying the Code as deemed necessary by the officers of SPIAS, with the assistance of any other necessary parties.

The Securities Disclosure group, in consultation with the Chief Compliance Officer of SPIAS or his/her designee, shall be responsible for the following administrative duties:

•	identifying persons that should be subject to the SPIAS Code.

•	providing all SPIAS Code recipients with a copy of this Code and any amendments, requesting and receiving each recipient’s acknowledgement of the Code and any amendments,

•	reviewing holdings and transactions of Code recipients; and

•	supervising the maintenance of all records required by the Code pursuant to Rule 204-2(a) (12) and (13) of the Act or any other applicable law or regulation.

8.	Contacts

Please contact the SPIAS Compliance Officers for any questions regarding the Code. Contact information can be found in the McGraw-Hill Financial Compliance Directory. Click on Global Compliance Contacts.

i	Rule 204A-1 of the Investment Advisers Act, dictates the establishment of a code of ethics for all registered investment advisers.

ii
Code recipients means employees considered to be SPIAS employees and certain other personnel who are not SPIAS employees. A Code recipient is a SPIAS supervised person or access person and, as noted in Section 5 of this Code, a Code recipient may be someone who would not necessarily be a supervised person or access person as defined under the Act but who has been designated as such in recognition of his/her role in the overall McGraw Hill Financial organization.

iii
Confidential Information, as further defined in the Standard & Poor’s Confidentiality, Conflicts and Firewall Policy and Guidelines, means information not generally publicly available or known that is created or received in the course of its business activities. It includes three types of information: (a) Confidential Information regarding an issuer that the issuer or its agent provides and designates as Confidential Information, which may constitute material, nonpublic information in some cases; (b) material, nonpublic information obtained from any source; and (c) unpublished ratings, opinions, recommendations, selections of securities within an index, estimates, target prices, and related unpublished analysis, reports and press releases created by employees.

iv
Material Non-Public Information,defined in the Securities Disclosure Policy, shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner

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reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

v	Covered Associate of an Investment Advisor means any:

(a)	general partner, managing member or executive officer, or other individual with a similar status or function of SPIAS;

(b)	employee of SPIAS who solicits a Government Entity to be an advisory client and any person who supervises, directly or indirectly, such employee; or

(c)	political action committee (“PAC”) controlled by SPIAS or by a person referred to in (a) or (b) above, namely another Covered Person.

vi
Executive Officer means the President, any vice president in charge of a principal business unit, division or function (e.g. sales, administration, finance, etc.) or any other executive officer of the Investment Adviser who, in each case, in connection with his or her regular duties:

(a)	performs, or supervises any person who performs, investment advisory services for the Investment Adviser;

(b)	solicits, or supervises any person who solicits, for the Investment Adviser; or

(c)	supervises, directly or indirectly, any other person who is an executive officer pursuant to the two subdivisions listed above.

vii	Supervised Persons and Access Persons are defined in the Investment Advisers Act as follows:

Supervised Person means any partner, officer, director, (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Access Person includes any  Supervised Person:

(a)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(b)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Pursuant to the Investment Advisers Act, SPIAS Code recipients are identified based on their job responsibilities, more specifically, their business relationship with SPIAS.  Among the reasons, but not necessarily limited to the following, that an employee may be considered a SPIAS access person are:

•	access to nonpublic information regarding SPIAS’ investment recommendation for the purchase or sale of securities;

•	access to nonpublic information regarding any advisory client’s portfolio holdings or purchase or sales of securities;

•	involvement in making STARS recommendations or securities recommendations to advisory clients;

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•
access or potential access to STARS recommendations or recommendations that will be made to advisory clients that are yet to be made public.  An employee is considered to have access or potential access to STARS recommendations if the employee has access to the US equity domain of the Global Content Capture System (also known as “GCC”), Orion system, Alpha system, Guide database, dmart database or any other system or database that is determined to provide access or potential access; and/or

•	the employee is a member of the board of managers or an officer of SPIAS.

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Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Securities Evaluations, S&P Investment Advisory Services, Equity Research, S&P Indices, Fund Management Ratings and certain other personnel who support the businesses named above.

Effective date:
7 September 2010

Last amended date:
18 June 2012

For further instructions see:
Securities Disclosure Compliance intranet site

Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Securities Evaluations, S&P Investment Advisory Services, Equity Research, S&P Indices, Fund Management Ratings and certain other personnel who support the businesses are required to comply with this policy and these guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices
Securities Disclosure Policy

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1.	Introduction
Capitalized terms used herein are defined in Section 11 of this Policy.

1.1.	Why This Policy is Important

Standard & Poor’s has a worldwide reputation for integrity and objectivity. With that reputation comes responsibility — the responsibility to provide products and services in accordance with professional standards and that are not influenced inappropriately by Conflicts of Interest.

As an Employee of Standard & Poor’s, you have access or potential access to Standard & Poor’s processes and to Material Non-Public Information acquired during these processes. Allowing your investments to influence these processes, or allowing our information to influence your investments could damage the reputation of Standard & Poor’s and our Employees by calling into question the integrity of our products and services. This Policy contains restrictions on Holding and Trading Securities to prevent you from making investments that are or have the potential to be Conflicts of Interest by virtue of your role and responsibilities. For each business covered by the Investment Advisers Act of 1940, this Policy together with the associated Code of Ethics for that business constitute the Codes of Ethics required under Rule 204A-1.

1.2.	Who is Covered by This Policy1
This Policy applies to all Employees as defined in Section 11 of this Policy. It also applies, in some circumstances, to the Immediate Family of the Employees.

1.3.	Our Commitment to Your Privacy

As part of this Policy, you are required to report certain private information about your investments and those of your Immediate Family members. The information will be used only to monitor compliance with this Policy. Standard & Poor’s and our staff who have authorized access to the information will undertake efforts to hold this information in confidence, but it may be made available to the U.S. Securities and Exchange Commission (“SEC”) or other national and/or government regulators, to approved third parties as appropriate to validate compliance with the Policy, to third parties in connection with an investigation of a breach of this Policy, or to third parties to resolve disputes in which such information may be relevant.

1 For Ratings, SPSE, Equity Research, SPIAS and Index Employees, this Policy applies to the following locations: Argentina, Australia, Brazil, Canada, China, Dubai, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, Malaysia, Mexico, Russia, Singapore, South Africa, Spain, Sweden, Taiwan, United Kingdom, and the United States.

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The information collected in connection with this Policy is maintained at your local business unit place of employment. If you work outside the U.S., the information will be transferred to a central global database in the U.S.2

Non-U.S. Employees and their Immediate Family members may have rights, under local data protection law, to be provided with information about use by Standard & Poor’s of information about them, including copies of the information, to require any inaccurate information about them to be corrected or deleted and, in some circumstances, to object to the processing of their information. Employees and Immediate Family members wishing to exercise these rights should contact Securities Disclosure Compliance.

Before providing Standard & Poor’s with any information about an identifiable member of your Immediate Family, you should first inform that Immediate Family member that you will be providing the information, provide him or her with the identity of the Standard & Poor’s entity to which the information will be provided, and pass on the information set out above.

	1.4.	If You Are Not Sure, Ask

If you have questions about this Policy or are uncertain about what is or is not permissible, please contact Securities Disclosure Compliance. Contact information is available on the Securities Disclosure Compliance intranet site.

2.	Regulatory Requirements
This Policy is designed to promote compliance with the Credit Rating Agency Reform Act of 2006 (“CRARA”), SEC regulations for Nationally Recognized Statistical Rating Organizations (“NRSROs”), and the SEC Investment Advisers Act of 1940; Regulation (EC) No. 1060/2009 of The European Parliament and of The Council of 16 September 2009 on credit rating agencies (“EU regulations”); Financial Instruments and Exchange Act, Act No. 25 of 1948, Article 66-35(i), and Cabinet Office Ordinance on Financial Instruments Business, etc., Ordinance No. 52 of 2007, Articles 308(1)(iii), 308(1)(iv), and 306(vii)(a)1 (“Japanese regulations”). Although you may not be obliged by the laws of certain jurisdictions to provide information and take other steps as required by this Policy, this Policy is designed to promote compliance with applicable securities laws in all the jurisdictions in which Standard & Poor’s operates.

2 Employees based outside the U.S. should note that the U.S. does not have data privacy laws as stringent as those in, for example, the European Union, but Standard & Poor’s has taken the necessary measures to ensure that the information transferred to the U.S. is adequately protected, including by entering into the necessary data transfer agreements. The information will be stored consistent with the Global Records Management Policy.

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3.	If You Violate This Policy

Consistent with The McGraw-Hill Companies and Standard & Poor’s Guild Codes of Business Ethics, any Employee who becomes aware of a violation of this Policy is encouraged to inform Securities Disclosure Compliance promptly. A report of all violations will be provided to the Chief Compliance Officer. Any breach of this Policy will be regarded as a violation of Standard & Poor’s internal policies and may constitute grounds for sanctions or disciplinary action, including dismissal from employment, in addition to any applicable sanctions for violations of Securities laws. The McGraw-Hill Companies and Standard & Poor’s prohibit retaliation against Employees who in good faith report actual or potential violations of this Policy.

4.	Restrictions

4.1.	Why Holding and Trading are Restricted
Holding and Trading restrictions are designed to help you avoid potential Conflicts of Interest and Insider Trading and Tipping violations.

	4.1.1.	Conflicts of Interest

As an Employee of Standard & Poor’s, your professional responsibilities may conflict or appear to conflict with your personal investment goals. Such a Conflict of Interest may make it difficult for you to do your job impartially. To help you avoid a possible conflict or appearance of a conflict, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members may Hold.

	4.1.2.	Insider Trading and Tipping

It is illegal under U.S. law and the laws of many other jurisdictions to Trade a Security while in possession of Material Non-Public Information that a reasonable investor would consider important in making an investment decision or that would affect the market price of that Security if made public (“Insider Trading”). Tipping is also illegal in the U.S. and other jurisdictions. As an Employee of Standard & Poor’s, you have access or potential access to such Material Non-Public Information.3 To help you avoid Insider Trading and Tipping violations based on your access to this information, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members are permitted to Trade.4  Should you become privy to Material Non-Public Information other than as part of your routine duties, it is your responsibility to inform Compliance of this information.

3 For SPSE Employees, please refer to Standard & Poor’s Securities Evaluations, Inc. Policy & Procedures Regarding Confidential and Proprietary Information for more information about what constitutes Material Non-Public Information.

4 Note that Trades must be Pre-Cleared and approved prior to execution. Please refer to Section 5 for information on Pre-Clearance requirements.

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4.2.	Restrictions on All Employees
The following restrictions apply to all Employees and their Immediate Family members.

	4.2.1.	Material Non-Public Information

All Employees and their Immediate Family members are prohibited from Trading in a Security while in possession of Material Non-Public Information about the Security or the issuer of the Security. Employees are also prohibited from Tipping any individual while in possession of Material Non-Public Information about a Security or the issuer of a Security.

	4.2.2.	Local Regulatory Requirements

All Employees and their Immediate Family members are prohibited from engaging in any activity that would violate the insider trading or dealing, market abuse, or other similar regulatory requirements in applicable jurisdictions.

	4.2.3.	1% or More of Public Companies

All Employees and their Immediate Family members are prohibited from Holding Securities that constitute 1% or more of the outstanding shares of any public company without specific written approval from Securities Disclosure Compliance.

	4.2.4.	Prohibited Financial Instruments5

All Employees and their Immediate Family members are prohibited from trading, selling short, or holding Prohibited Financial Instruments. If Employees or their Immediate Family members have questions regarding whether specific financial instruments are Prohibited Financial Instruments, they should contact Securities Disclosure Compliance.

	4.2.5.	Short-Term Trading6

Having Traded a Security, an Employee or his or her Immediate Family member may not profit from Trading the same or equivalent Security within thirty (30) calendar days of the original Trade, including through use of options or other derivatives. You may sell a Security at any time if the sale price is lower than the original purchase price (i.e., at a loss on the original investment, either through a direct trade, stop loss, or GTC order). You may not buy back into the position within (30) calendar days of the sale if the position sold was not held for at least (30) calendar days. All profits realized from short-term Trading must be disgorged as directed by Securities Disclosure Compliance. For purposes of this rule, sales shall be computed on a Last In, First Out (“LIFO”) basis.

5 Applicable only to employees subject to the Ratings Services Addendum.

6 Blind Trusts and Third-Party Discretionary Accounts are exempt from the short-term trading restriction.

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Shares acquired under employee compensation plans and employee stock ownership plans are not subject to the 30-day holding period. However, Employees must refer to their Restricted List(s), if applicable, before selling any such shares.

4.2.6.	Initial Public Offerings and Private Placements

All Employees and their Immediate Family members shall not participate in an Initial Public Offering or a Private Placement without prior written approval by Securities Disclosure Compliance. In considering such approval, Securities Disclosure Compliance will take into account, among other factors, a Conflict of Interest or the appearance of a Conflict of Interest.

4.2.7.	Blackout Periods
Management reserves the right to prohibit Trading in a particular Security for a designated period of time for all or a subset of Employees and their Immediate Family members.7

4.2.8.	Additional Restrictions Specific to Business

In addition to the requirements in the main body of this Policy, please see the Addenda for additional restrictions that may apply to the Employees who are members of or support each specific business of Standard and Poor’s, and their Immediate Family members. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all the businesses for that Employee apply to that Employee. Please see the requirements for each business in the relevant Addenda.

4.3.	Your Securities Disclosure Profile

Employees are assigned a Securities Disclosure Profile based on two criteria: (1) their ability to influence Standard & Poor’s products and services and (2) their access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities. Your Securities Disclosure Profile identifies your level of access and influence (“Level”) and the extent of your restrictions by Practice Area, group, or Sector, as applicable by business (“Scope”). If you are not sure of your Securities Disclosure Profile, contact Securities Disclosure Compliance.8

	4.3.1.	Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence Standard & Poor’s products and services, and who have access or potential

7 For SPSE Employees, this will include restrictions required by the SPSE Policies & Procedures Regarding Confidential and Proprietary Information, which prohibits buying or selling Securities when SPSE has received or expects to receive Material Non-Public Information concerning those Securities.

8 If an Employee’s Securities Disclosure Profile changes as a result of a transfer, that Employee is subject to the previous restrictions for sixty (60) days following the transfer, while also being subject to the new restrictions.

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access to Material Non-Public Information. Please see Addendum for the specific description of Level 1 for each business.

4.3.2.	Level 2 – Specific Influence and Access to Material Non-Public Information

Level 2 includes Employees who have the potential to influence Standard & Poor’s products and services and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 2 for each business.

4.3.3.	Level 3 – No Influence but Access to Material Non-Public Information

Level 3 includes Employees who do not have influence on Standard & Poor’s products and services but have access or potential access to Material Non-Public Information. Please see Addendum for the specific definition of Level 3 for each business.

4.3.4.	Level 4 – No Influence nor Access to Material Non-Public Information

Level 4 includes Employees who do not have influence on Standard & Poor’s products and services and do not have access to Material Non-Public Information. Please see Addendum for the specific description of Level 4 for each business.

4.3.5.	Immediate Family of Levels 1-4
An Employee’s Immediate Family members are considered to be the same Level as that Employee, and the Holding and Trading restrictions for an Employee extend to his or her Immediate Family members.

4.4.	Restrictions Based on Your Securities Disclosure Profile

In addition to the Securities Holding and Trading restrictions that apply to all Employees (see Section 4.2), you may have additional restrictions based on your Securities Disclosure Profile. Management reserves the right to implement additional restrictions on all or specific Employees, beyond what are mentioned in this Policy, as required by business needs.

	4.4.1	through 4.4.3 Restrictions on Levels 1, 2 and 3

Please see the business-specific Addenda for the specific restrictions based on the Securities Disclosure Profile of the business for which you are a member or which you support. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all of the businesses for that employee apply to that Employee.

	4.4.4.	Restrictions on Level 4

Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2 above. (All Employees including thosein Level 4 are subject to Pre-Clearance and reporting requirements, described in Sections 5 and 7, respectively.) Please see Section 4.2 of the Addendum for your business, if applicable, to determine if any additional restrictions apply to all Employees and their Immediate Family members specific to each business.

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4.5.	Restricted Lists

Standard & Poor’s maintains lists of Securities restricted according to the restrictions described above. These Restricted Lists may change frequently. Many, though not all, Restricted Lists are available on the Securities Disclosure Compliance intranet site. It is the responsibility of all Employees to check the Securities Disclosure Compliance intranet site to determine whether their Restricted Lists are available, and if so, review the Restricted Lists, and familiarize their Immediate Family members with them, before entering into a transaction (see Section 5).

4.6.	Conflicts of Interest

Employees are expected to act consistent with the policies and regulations to which they are subject. As such, even if a Security does not appear on the Restricted List for the Employee, the Employee and their Immediate Family members must not Trade or Hold that Security if:

	(a)	he/she knows or has reason to believe that the Security should be on the Restricted List; or

	(b)	he/she knows or has reason to believe that there is an actual Conflict of Interest with Trading or Holding the Security.

5.	Pre-Clearance

Before you or your Immediate Family members Trade a Security you must submit a Pre-Clearance request and receive approval notification through PSTS. Before approval for a transaction is granted, the request will be reviewed by both Securities Disclosure Compliance and your supervisor or designated approver.9 Exceptions to the Pre-Clearance requirement are outlined in Section 5.3.

	5.1.	Duration of Approval

Pre-Clearance for a transaction is valid from the receipt of approval until the end of that same trading day in the principal market for that Security. Trades not approved and executed within this timeframe require a new Pre-Clearance request and approval.

	5.2.	Right to Prohibit Trades Not on Restricted Lists
Management reserves the right to prohibit Trades of Securities not on the Restricted Lists for any Employees and their Immediate Family members.

	5.3.	Exceptions to Pre-Clearance
The following types of transactions are exempt from the Pre-Clearance requirement.

9 Trades by certain Employees in Level 4 will not be reviewed by a supervisor or designated approver, but submitting a Pre-Clearance request through PSTS is still required.

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5.3.1.	Well-Diversified Mutual Funds
Mutual Funds and Unit Trusts that are not Sector-specific do not need to be Pre-Cleared.

5.3.2.	McGraw-Hill Employee Stock Purchase Program

The acquisition of securities purchased through the McGraw-Hill Employee Stock Purchase Program does not need to be Pre-Cleared. All other transactions in McGraw-Hill Securities, including execution and sale of options, must be Pre-Cleared.  See Appendix A for additional information.

5.3.3.	Corporate Actions

Involuntary changes in Holdings as a result of corporate actions do not need to be Pre-Cleared. Examples of corporate actions include, but are not limited to, stock splits and receipt of Securities as a result of a merger or consolidation. However, a corporate action may result in a Holding implication that requires you to divest (see Section 8).

5.3.4.	Non-Transactional Changes in Holdings

Changes in Holdings that are not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock) do not need to be Pre-Cleared. However, these changes may result in a Holding implication that requires you to divest (see Section 8).

5.3.5.	Automatic Investment Plans

Automatic Investment Plans are subject to special rules. Although establishment of an Automatic Investment Plan (e.g., dividend reinvestment plan or “DRIP”) in a Security must be Pre-Approved, subsequent investments do not need to be Pre-Cleared unless you or your Immediate Family member is changing the manner of the investment or the Security in which the investment is being made. To obtain Pre-Approval for an Automatic Investment Plan, contact Securities Disclosure Compliance.

5.3.6.	Blind Trusts

Transactions in a Blind Trust for which Employees or their Immediate Family control or have a Beneficial Interest are not required to be Pre-Cleared because, by definition, you have no knowledge of the holdings of the trust and no right to intervene in the Trading of the Securities. However, you must report the fact that you have a Blind Trust (see Sections 7.1 and 7.2.1).

5.3.7.	Third-Party Discretionary Accounts

If you have a Third-Party Discretionary Account, you are not required to Pre-Clear transactions in such an Account because, by definition, you are not permitted to provide investment direction for the Account. Third Party Discretionary Accounts must be reported and relevant documentation must be submitted for review by Securities Disclosure Compliance. Third-Party Discretionary Accounts are required to be with a Designated Broker, if applicable, in your jurisdiction.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	10

6.	Designated Brokers
In order to help you fulfill your reporting requirements and improve the accuracy of your data, Standard & Poor’s has identified certain broker-dealers (“Designated Brokers”) that you and your Immediate Family members are either required to use or encouraged to use, depending on the jurisdiction in which you work. A list of Designated Brokers and jurisdictions with a Designated Broker requirement is available on the Securities Disclosure Compliance intranet site.

	6.1.	Electronic Account Feeds

Standard & Poor’s has arranged to receive automated electronic reports of Securities Holdings and transactions in Accounts held with certain Designated Brokers. If you work in a jurisdiction in which Designated Brokers are required, then you and your Immediate Family members are required to use these Designated Brokers for your brokerage Accounts and to make sure that your Account is designated as a Standard & Poor’s Employee Account subject to automated electronic reporting.10 If you work in a jurisdiction in which Designated Brokers are encouraged, but not required, you can minimize your PSTS reporting requirements by using a Designated Broker with electronic feed capability.

	6.2.	Paper Statements

If you do not use a Designated Broker, either because it is not required in your jurisdiction, or because you have obtained a written exemption from Securities Disclosure Compliance, then you must manually report all changes to your Accounts or Holdings and those of your Immediate Family members within ten (10) calendar days of execution, and you must instruct your broker or account holder to send duplicate account statements to Securities Disclosure Compliance (see Section 7).11 In the event that the broker refuses to send duplicate statements, you may not use that broker; in the event that the account holder does not have the capability to send duplicate statements, please contact Securities Disclosure Compliance.

	6.3.	New and Transferred Employees

In jurisdictions in which Designated Brokers are required, new and transferred Employees and their Immediate Family members must transfer their Accounts to a Designated Broker and designate the Account as a Standard & Poor’s Employee Account subject to automated electronic reporting within thirty (30) calendar days of receiving notification from Securities Disclosure Compliance.

	6.4.	Exceptions to Designated Broker Requirement

In jurisdictions in which Designated Brokers are required, the following types of Accounts are exempt from the requirement to use a Designated Broker: McGraw-Hill Employee Stock Ownership Program; non-brokerage mutual fund accounts at mutual fund companies (e.g., Franklin Templeton, Vanguard) holding only Mutual Funds; DRIPs; and Blind Trusts.  Documentation will be required to validate exceptions.

10 An electronic feed consent form is available on the Securities Disclosure Compliance intranet site.

11 The address to which to send paper statements is available on the Securities Disclosure Compliance intranet site.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	11

7.	Reporting

	7.1.	Initial Reporting Requirements for New and Transferred Employees

New and transferred Employees must enter into PSTS all Accounts and Holdings for themselves and their Immediate Family members within ten (10) calendar days of receiving notification from Securities Disclosure Compliance. Blind Trusts for which Employees or their Immediate Family control or have a Beneficial Interest must be disclosed to Securities Disclosure Compliance.

	7.2.	On-going Reporting Requirements for Current Employees12

Employees are required to report all Accounts, Holdings of Securities (including Mutual Funds), and related transactions for periodic review by Securities Disclosure Compliance. This information will be provided automatically from your Designated Broker account into PSTS. In the event that Securities Disclosure Compliance grants you an exception to the Designated Broker requirement, or Designated Brokers are not required or not available in your jurisdiction, you must instruct your broker to send duplicate statements to Securities Disclosure Compliance for all Accounts held by you and your Immediate Family members, and you must complete the following steps manually.

7.2.1.	New Accounts
You are required to enter all new Accounts into PSTS within ten (10) calendar days of the date of establishing the new Account.

7.2.2.	Transactions

You are required to enter all purchases and sales into PSTS within ten (10) calendar days of the date of the transaction, except for transactions in Mutual Funds and Unit Trusts that are not Sector-specific. Purchases and sales in Mutual Funds and Unit Trusts that are not Sector-specific must be reported prior to each Transaction certification.

7.2.3.	Non-Transactional Changes in Holdings

If there is a change in your Holdings that is not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock), you are required to notify Securities Disclosure Compliance of your change in Holdings within ten (10) calendar days of receipt.

7.3.	Exceptions to Reporting Requirements
The following do not need to be reported.

12 Standard & Poor’s reserves the right to monitor Employee and Employee-related Accounts for up to thirty (30) calendar days after termination of employment.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	12

7.3.1.	McGraw-Hill Employee Stock Purchase Program

The transactions of securities purchased through the McGraw-Hill Employee Stock Purchase Program do not need to be reported.  Holdings within the McGraw-Hill Employee Stock Purchase Program must be reported during the Holdings certification. All other transactions of McGraw-Hill Securities, including execution and sale of options, need to be reported. This includes execution and sale of securities acquired through the Stock Purchase Program or awarded through compensation. See Appendix A for additional information.

7.3.2.	Corporate Actions

Involuntary changes in Holdings as a result of corporate actions do not need to be reported. Examples of corporate actions include, but are not limited to, stock splits and receipt of Securities as a result of a merger or consolidation.

7.3.3.	Automatic Investment Plan Transactions

Automatic Investment Plans are subject to special rules. Although establishment of an Automatic Investment Plan (e.g., dividend reinvestment plan or “DRIP”) in a Security must be Pre-Approved, subsequent investments do not need to be reported unless you or your Immediate Family member is changing the manner of the investment or the Security in which the investment is being made.

7.3.4.	Blind Trust Transactions

Transactions in a Blind Trust for which Employees or their Immediate Family control or have a Beneficial Interest, are not required to be reported because, by definition, you have no knowledge of the Holdings of the trust and no right to intervene in the Trading of the Securities. However, you must report the fact that you have a Blind Trust (see Sections 7.1 and 7.2.1).

7.3.5.	Third-Party Discretionary Account Transactions

If you have a Third-Party Discretionary Account, you are not required to enter all purchases and sales into PSTS within ten (10) calendar days of the date of transaction. However, you must provide transaction information on a regular basis through an automated feed from a Designated Broker. If your account is not with a Designated Broker, then you must arrange to have duplicate monthly account statements sent to Securities Disclosure Compliance (see Section 6.2).

7.3.6.	Tax-Efficient Accounts

Tax-efficient Accounts whose Holdings are generally limited to a selection of funds, made by the sponsor of the Account (e.g., 401(k)s, 403(b)s, and 529s in the U.S. and Defined Contribution Pension Plans in the U.K., and other foreign equivalents) do not need to be reported. However, please note that your Holding and Trading restrictions must be adhered to in these accounts.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	13

8.	Divestment
If you or your Immediate Family members Hold any Securities that you are restricted from Holding, you must divest these Securities within the timeframes stated in this section. Please note that before divesting a Security you must submit a Pre-Clearance request and receive approval for the Trade according to the requirements set forth in Section 5. Pre-clearance will not be granted for any Security for which a blackout period has been put in place, as such Securities cannot be Traded.

	8.1.	New Employees
New Employees and their Immediate Family members must divest any Restricted Securities within fifteen (15) calendar days of commencing employment.

	8.2.	Transferred Employees

Personnel who become subject to this Policy or to a Restricted List through transfer or reassignment, and their Immediate Family members, must divest any Restricted Securities and terminate any AIPs involving Restricted Securities within fifteen (15) calendar days of their reassignment.

	8.3.	Gifts and Inheritances

If you or your Immediate Family members receive a Restricted Security as a gift, an inheritance, or through any other involuntary action, you must divest the Security within fifteen (15) calendar days of receipt.

	8.4.	Changes to Restricted Lists

If there are any changes to the Restricted Lists that affect your Holdings or those of your Immediate Family members, you will be notified and you and your Immediate Family members must divest the Restricted Security within fifteen (15) calendar days of notification.

9.	Certification

	9.1.	Current Employees

Within thirty (30) calendar days of the end of the second and fourth calendar quarters, you must submit to Securities Disclosure Compliance a certification with respect to all Accounts and Holdings as of the end of those periods, and all transactions during those periods, for both you and your Immediate Family members. You must also acknowledge that you have received, read, and understand this Policy; recognize that you must comply with this Policy; and have complied with all the requirements of this Policy at all times throughout thoseperiods.13

13 In certain non-U.S. jurisdictions, you may be required to confirm that you agree to the collection and use of your personal information as described in this Policy and/or that you will obtain the equivalent agreement of your Immediate Family members before providing their information to Standard & Poor’s. This should not be taken as an indication that your or their agreement is necessary as a matter of law in any particular jurisdiction.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	14

9.1.1.	Third-Party Discretionary and Blind Trust Accounts

Employees with approved Third-Party Discretionary Accounts or Blind Trusts who submit an Account certification are also attesting to the fact that the account continues to qualify as Third-Party Discretionary or a Blind Trust, see definitions in Section 11.

9.1.2.	Third-Party Discretionary and Blind Trust Holdings
Employees with a Third-Party Discretionary Account or a Blind Trust must submit a Holding certification but are not attesting to the Holdings in any Third-Party Discretionary Account or Blind Trust.

9.1.3.	Third-Party Discretionary and Blind Trust Transactions

Employees with a Third-Party Discretionary Account or Blind Trust must submit a Transaction certification but are not attesting to the Transactions in any Third-Party Discretionary Account or Blind Trust.

9.2.	New Hire and Transferred Employees

Each new hire or transferred Employee, within ten (10) calendar days of notification from Securities Disclosure Compliance must certify that he or she has received, read, and understands this Policy; recognizes that he or she must comply with this Policy; will comply with all the requirements of this Policy; and has disclosed all Accounts and Holdings as required by this Policy.14

9.3.	Contract/Temporary Personnel

Contract and temporary personnel (e.g., IT, administrative support, consultants, summer interns) who have access or potential access to Standard & Poor’s processes and/or Material Non-Public Information are required to sign confidentiality agreements with Standard & Poor’s, and will be subject to pre-clearance and/or reporting requirements based on their role and access to information as determined by Securities Disclosure Compliance.

10. Exemptions
In addition to any other exemptions contained in this Policy, Securities Disclosure Compliance may, in limited circumstances, grant other exemptions in writing on a case-by-case basis and as permitted under applicable law, rules, and regulations. If you believe you qualify for an exemption, please contact Securities Disclosure Compliance in writing for instructions on how to proceed.

14 See Footnote 12.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	15

11.	Definitions
For the purposes of this Policy, the terms below shall have the following meanings:

“Account” shall mean a brokerage account in which an Employee or an Employee’s Immediate Family member Holds Securities, has a Beneficial Interest, or has discretion or control over the account. Types of Accounts include direct control accounts, managed accounts, Third-Party Discretionary Accounts, and Blind Trusts, including brokerage accounts that benefit from tax advantages in their respective country (e.g., IRAs and Keoghs in the U.S. and Self-Managed Superannuation Plans in Australia).

“Automatic Investment Plan (AIP)” shall mean a program in which purchases (or redemptions) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. A dividend reinvestment plan is a type of Automatic Investment Plan.

“Beneficial Interest” shall mean direct or indirect ownership interest in, or the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction in a Security. It is also the ability to control the purchase, sale, legal transfer, or voting rights of a Security. An Employee is deemed to have a Beneficial Interest in Securities Held by any Immediate Family member. Similarly, an Employee is deemed to have a Beneficial Interest in the Securities portfolio Held by a corporation or partnership controlled by that Employee or a trust or estate for which the Employee or his or her Immediate Family member serves as trustee or executor. You should consult Securities Disclosure Compliance with any questions regarding specific circumstances in which you may be deemed to have a Beneficial Interest in a Security.

“Blind Trust” shall mean a trust in which the trustees have full discretion over the Securities, and the trust beneficiaries have no knowledge of the holdings of the trust or the ability to direct or influence changes to those holdings.

“Bond Fund” shall mean a type of investment entity (Mutual Fund, closed-end fund or Unit Investment Trust (UIT)) that invests primarily in bonds.

“Conflict of Interest” shall mean a situation in which an Employee’s private interests conflict with his or her professional interests.

“Contract for Difference (CFD)” shall mean a contract in which a seller agrees to pay a buyer the difference in price of a Security after a certain period of time if the Security’s price increases, and the buyer will in return pay the seller the difference in price if the Security’s price decreases. CFDs are Traded in over the counter markets in many countries, but are not allowed in the United States.

“Credit Rating” shall mean an assessment of, or opinion regarding, the creditworthiness of an entity, a debt or financial obligation, debt security, preferred share or other financial instrument (including a Money Market Fund), or of an issue of such a debt or financial obligation, debt security, preferred share or other financial instrument, issued using an established and defined ranking system of rating categories.

“Credit Rating Activities” shall mean: (a) data and information analysis related to Credit Ratings; (b) the evaluation, approval, issuance, and review of Credit Ratings; and the development or

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	16

approval of analytical procedures or methodologies used for determining Credit Ratings (i.e., criteria), including the development or approval of qualitative and quantitative models.

“Designated Broker” shall mean a broker-dealer who participates in automated electronic reporting of Securities Trading to Standard & Poor’s. A list of Designated Brokers is available on the Securities Disclosure Compliance intranet site.

“Dividend Reinvestment Plan (DRIP)” shall mean a type of Automatic Investment Plan in which the dividends that an investor receives from a company go toward the purchase of more of the same stock.

“Employee” shall mean all Ratings Services and Segment, S&P Securities Evaluations (“SPSE”),, Equity Research, S&P Investment Advisory Services LLC (“SPIAS”) and Index Services personnel, any other natural person whose services are placed at the disposal or under the control of the Standard & Poor’s Ratings Services and who is directly involved in Credit Rating Activities and certain Standard & Poor’s and McGraw-Hill personnel as designated by Securities Disclosure Compliance who support or have access or potential access to Material Non-Public Information about Standard & Poor’s products and services.

“GTC (Good-Til-Cancelled) Order” shall mean an order to buy or sell a Security at a specific or limit price that lasts until the order is completed or cancelled.

“Holding” (adjusted in context for appropriate verb tense) shall mean owning a Beneficial Interest in a Security or having a short position in a Security.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	17

“Immediate Family” shall mean:

Employees subject to the Ratings Services Addendum	All other employees subject to the Securities Disclosure Policy under the various other Addenda

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s dependent child or stepchild, regardless of residence;

(c) an Employee’s relative (e.g., grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, cousin, aunt, uncle, niece, or nephew including adoptive or guardian relationships) that has shared the same household as the Employee for at least one year before the trade or other relevant activity;

(d) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(e) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s relative (e.g., child or stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, including adoptive or guardian relationships) that has shared the same household as the Employee;

(c) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(d) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	18

“Inflation-Linked Bond” shall mean a type of Security for which the redemption value corresponds to the inflation rate.

“Initial Public Offering” shall mean a first and one-time only sale of publicly tradable stock shares in a company that has previously been owned privately.

“Insider Trading” shall mean Trading a Security while aware of Material Non-Public Information.

“Level” shall mean the component of an Employee’s Securities Disclosure Profile that determines the restrictions on the Securities that an Employee and his or her Immediate Family members are permitted to Hold or Trade. An Employee’s Level is determined by his or her influence on Standard & Poor’s products and services and access to Material Non-Public Information.

“Material Non-Public Information” shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

“Money Market Fund” shall mean a type of Mutual Fund that is required by law to invest in low-risk and short-term securities.

“Mutual Fund” shall mean an open-end company or other investment scheme that pools money from many investors and invests the money in stocks, bonds, short-term money-market instruments, or other Securities. Types of Mutual Funds include some index funds, stock funds, Bond Funds, and Money Market Funds. Mutual funds are registered with or authorized by securities or other financial regulators.

“Policy” shall mean Standard & Poor’s Securities Disclosure Policy.

“Practice Area” shall mean a grouping of Sectors that are rated by Ratings Services, as defined by Ratings Services.

“Pre-Approval” shall mean the act of notifying Securities Disclosure Compliance about and gaining permission for a certain Securities transaction.

“Pre-Clear” shall mean the process for obtaining Pre-Clearance.

“Pre-Clearance” shall mean approval to purchase or sell a Security, or the process of requesting such approval.

“Private Placement” shall mean an unregistered offering of Securities to a small number of investors rather than to the general public.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	19

“Prohibited Financial Instruments” shall mean any financial instruments that do not meet the definition of Security below and are: (a) options, futures, swaps, forward rate agreements or other derivative contracts related to currencies, interest rates or yields, or other derivatives instruments, financial indices or financial measures regardless of the manner of settlement (i.e., physically or in cash); (b) options, futures, swaps, forward rate agreements and any other derivative contracts relating to commodities regardless of the manner of settlement or clearing; (c) derivative instruments for the transfer of credit risks; (d) Contracts for Difference other than those related to the price of a Security; (e) options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates, emission allowances, inflation rates or other official economic statistics or other things, values or measures regardless of settlement; and (f) any similar or other derivative contracts relating to assets, rights, obligations, indices and measures not listed above which Securities Disclosure Compliance determines are prohibited.

“PSTS” shall mean Personal Securities Trading System, the system that Employees use to report and certify to their Accounts and Securities activities.

“Restricted List” shall mean a listing of Securities that are restricted for Holding and/or Trading by an Employee and his/her Immediate Family members.

“Restricted Security” shall mean a Security which an Employee and his or her Immediate Family, as determined by the Employee’s assigned Level, is restricted from Trading or Holding.  In general, Restricted Securities include Standard & Poor’s credit-rated Securities, Securities rated by other credit rating agencies, and non-rated Securities unless otherwise specified.

“Scope” shall mean the component of an Employee’s Securities Disclosure Profile that determines the extent to which the Employee is restricted from Holding and/or Trading.

“Sector” shall mean a grouping by industry, government, or currency.

“Sector Fund” shall mean a Mutual Fund, Exchange Traded Fund (ETF), or Unit Trust which, by name, provides diversification of Holdings within a specific industry or government Sector (e.g., Fidelity Select Health Care Portfolio), or currency (e.g., Euro ETF).

“Security” shall mean any stock, note, bond, debenture, limited partnership interest, limited liability company interest, an investment contract, a vehicle which purchases and pools investments in other securities (such as a Mutual Fund, an exchange traded fund (ETF), hedge fund, or venture capital fund), or other financial instrument commonly known as a security, including securities issued globally, and American Depository Receipts (ADRs). It also includes any put or call options, futures contracts, or any other derivative instruments related to securities.

“Securities Disclosure” shall mean formal recording of an Employee’s Holdings and transactions.

“Securities Disclosure Compliance” shall mean the department within Standard & Poor’s Compliance responsible for conducting surveillance and enforcing Employee compliance with Securities Disclosure requirements.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	20

“Securities Disclosure Profile” shall mean an assignment established to help an Employee identify the Securities that he or she is restricted from Holding and Trading. A Securities Disclosure Profile consists of the Employee’s Level and Scope.

“Spread Betting” shall mean a type of Trading that involves taking a bet on the price movement of a Security.

“Third-Party Discretionary Account” shall mean an Account where the Trading in the Account is under the control of an independent third-party who is a licensed broker, investment advisor or equivalent and where the beneficiary of the Account does not have input into the specific investment decisions in the Account.  The third-party with discretionary authority must sign a statement agreeing not to accept investment direction from the Employee or designee and not to Trade in Securities in the Sector(s) and/or Practice Area(s) in which the Employee is restricted.

“Tipping” shall mean the act of providing Material Non-Public Information to a person who is not authorized to have the information and who then Trades (or discloses the information to another person who Trades). If someone is aware of Material Non-Public Information and cannot Trade, he or she also cannot “tip” or cause another person to Trade even if the tipper does not disclose the details of the Material Non-Public Information.

“Trading” (adjusted in context for appropriate verb tense) shall mean purchasing, selling, or selling short, or engaging in a transaction (e.g., a gift or an exchange) in a Security; writing or exercising an option to purchase or sell a Security; buying to cover a short position; purchasing a Contract for Difference related to the price of a Security, or Spread Betting. It also can mean investment decisions such as the reallocation of assets in a 401(k) plan, the loss of shares through a margin call, and the tendering of shares in a cash or exchange offer.

“Unit Investment Trust (UIT)” shall mean a U.S. investment company offering a fixed (unmanaged) portfolio of securities having a definite life.

“Unit Trust” shall mean some Mutual Funds found in Australia, Ireland, New Zealand, South Africa, Singapore, and the U.K.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	21

Appendix A

McGraw-Hill Securities and the Securities Disclosure Policy
	Account Reportable	Pre-clear Purchases / Acquisitions	Pre-clear Sales	Report Purchases / Acquisitions	Report Sales	Certify Holding
Employee Stock Purchase Program	Yes	No	Yes	No	Yes	Yes
Stock Compensation	Yes1	N/A	Yes	No	Yes	Yes
Options Compensation	Yes1	N/A	Yes	No	Yes	Yes
Non-Vested Compensation Shares	Yes1	N/A	N/A	No	N/A	No
MHP Stock Fund w/in Company Sponsored Retirement Account	No	No	No	No	No	No
MHP w/in General Brokerage/Bank Account	Yes	Yes	Yes	Yes	Yes	Yes

1 If account is with Merrill Lynch, the account should be on the automated brokerage feed.

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	22

Investment Advisory Services Addendum to Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Investment Advisory Services and certain other Standard & Poor’s and McGraw-Hill personnel who support Investment Advisory Services

Publication date:
26 February 2010

Effective date:
31 March 2010

Last amended date:
30 December 2010

For further instructions see:
Securities Disclosure Compliance intranet site

Investment Advisory Services employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Addendum – Additional Notes for Investment Advisory Services
The information below is specific to Investment Advisory Services (“SPIAS”) employees. Section numbers refer to the section referenced in the Standard & Poor’s Securities Disclosure Policy. In the event of any conflict between this addendum and the Policy, this addendum shall govern.

4.	Restrictions

	4.3.	Securities Disclosure Profile The following are descriptions for Levels specific to SPIAS.

4.3.1.
Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence client portfolios, and who have access or potential access to Material Non-Public Information.

4.3.2.
Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence client portfolios and who have access or potential access to Material Non-Public Information.

4.3.3.
Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on client portfolios, but have access or potential access to Material Non-Public Information.

4.3.4.
Level 4 – No Influence nor Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on client portfolios, and do not have access or potential access to Material Non-Public Information.

	4.4.	Restrictions Based on Your Securities Disclosure Profile The following are restrictions that apply to Employees in each Level, specific to SPIAS.

4.4.1 – 4.4.3 Restrictions on Levels 1, 2 and 3

SPIAS Employees in Levels 1, 2 and 3 and their Immediate Family members are restricted from Trading any equity or ETF for which the position in a client portfolio has changed, for the seven (7) calendar days prior to and seven (7) calendar days after the portfolio is delivered to the client. Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these restrictions.

4.4.4.	Restrictions on Level 4 SPIAS Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2.

S&P Capital IQ| Addendum to Securities Disclosure Policy for SPIAS	2

Equity Research Addendum to Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Equity Research and certain other Standard & Poor’s and McGraw-Hill personnel who support Equity Research Services

Publication date:
7 September 2010

Effective date:
7 September 2010

Last amended date:
30 December 2010

For further instructions see:
Securities Disclosure Compliance intranet
site
Equity Research Services employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Addendum – Additional Notes for Equity Research
The information below is specific to Equity Research employees. Section numbers refer to the section referenced in the Standard & Poor’s Securities Disclosure Policy. In the event of any conflict between this addendum and the Policy, this addendum shall govern.

4.	Restrictions

4.3.	Securities Disclosure Profile
The following are descriptions for Levels specific to Equity Research.

4.3.1.	Level 1 – General Influence and Access to Material Non-Public Information

Level 1 includes Employees in senior leadership positions who have the potential to influence STARS Rankings or Sector outlooks across all Sectors, and who have access or potential access to Material Non-Public Information across all Sectors.

4.3.2.	Level 2 – Specific Influence and Access to Material Non-Public Information

Level 2 includes Employees who have the potential to influence STARS Rankings or Sector outlooks in one or more Sector(s) and who have access or potential access to Material Non-Public Information in one or more Sector(s).

4.3.3.	Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on STARS Rankings or Sector outlooks, but have access or potential access to Material Non-Public Information in one or more Sector(s).

4.3.4.	Level 4 – No Influence nor Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on STARS Rankings or Sector outlooks, and do not have access or potential access to Material Non-Public Information.

4.4.	Restrictions Based on Your Securities Disclosure Profile
The following are restrictions that apply to Employees in each Level, specific to Equity Research.

4.4.1.	Restrictions on Level 1

Equity Research Employees in Level 1 and their Immediate Family members are restricted from Holding, buying, or selling short any individual Securities or Sector Funds. Securities held or traded in an Account owned by a Blind Trust are exempt from these restrictions. Purchase of McGraw-Hill Securities is permitted.

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4.4.2.	Restrictions on Level 2
The following Level 2 Equity Research Employees and their Immediate Family members are subject to restrictions on Holding, buying, or selling short, as follows:

For Equity Analysts: Any Security in the Sub-Industry group(s), or Sector Fund within the associated Sector(s) covered by the Equity Analyst.

For Group Heads: Any Security in the Sub-Industry group(s), or Sector Fund within the associated Sector(s) covered by Equity Analysts under the Group Head’s supervision.

For Strategists: Any Sector Fund.

Securities held or traded in an Account owned by a Blind Trust are exempt from these Holding restrictions.

All Equity Research Level 2 Employees and their Immediate Family members are subject to restrictions on trading, as follows:

(1)	Any Security of a company until one (1) full trading day has elapsed after that company is added to STARS Coverage.
(2)	Any Security of a company until one (1) full trading day has elapsed after that company is removed from STARS Coverage.
(3)	Any Security of a company until one (1) full trading day has elapsed after the STARS Ranking of that company’s equity is changed.
(4)	Any Security of a company until one (1) full trading day has elapsed after the target price of that company’s equity is changed.
(5)
Any Security of a company highlighted in PowerPicks, Focus Stocks, Top 10 and other Equity Research articles and publications until one (1) full trading day has elapsed after publication of the article.

Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these event-driven trading restrictions.

4.4.3.	Restrictions on Level 3
	Equity Research Employees in Level 3 and their Immediate Family members are subject to restrictions on trading, as follows:

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(1)	Any Security of a company until one (1) full trading day has elapsed after that company is added to STARS Coverage.
(2)	Any Security of a company until one (1) full trading day has elapsed after that company is removed from STARS Coverage.
(3)	Any Security of a company until one (1) full trading day has elapsed after the STARS Ranking of that company’s equity is changed.
(4)	Any Security of a company until one (1) full trading day has elapsed after the target price of that company’s equity is changed.
(5)
Any Security of a company highlighted in PowerPicks, Focus Stocks, Top 10 and other Equity Research articles and publications until one (1) full trading day has elapsed after publication of the article.

Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these event-driven trading restrictions.

4.4.4.	Restrictions on Level 4
Equity Research Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2.

11.	Definitions

The terms below are in addition to those defined in the Standard & Poor’s Securities Disclosure Policy. For the purposes of this Addendum to the Policy, the terms below shall have the following meanings:

“Equity Analyst” shall mean an Equity Research Services employee assigned primary analytical responsibility for companies in a specific Sector(s).

“Group Head” shall mean an Equity Research Services Employee who oversees a group of Equity Analysts.

“STARS Coverage” shall mean the ongoing assignment of a STARS Ranking to a company.

“STARS Ranking” shall mean the ranking of one star to five stars assigned to a specific company stock in the Equity Research Services stock appreciation ranking system.

“Strategist” shall mean an Equity Research Services Employee involved in the production of editorial content (e.g., thematic articles) as well as issuing opinions on industries, Sectors and market trends, but not assigned primary analytical responsibility for companies in a certain Sector(s).

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McGraw Hill Financial combines the leading brands in ratings, benchmarks and analytics and is one of the leading financial intelligence companies in the world. We are proud of the worldwide reputation for honesty, integrity and good faith we have developed for more than a century. Our values are Fairness, Integrity and Transparency and we seek to incorporate these values into every aspect of our business, every day.

Our standards of conduct, which are summarized in this Code of Business Ethics (COBE), are intended to guide employees in applying the company’s values to every aspect of their dealings. We view these standards not as mere words on a page, but as a statement of our beliefs, values and goals as an institution. We expect every employee to strive to implement these standards and values to the fullest extent of his or her ability. It is this effort that earns and preserves the company’s proud reputation.

Failure to comply with the COBE may result in disciplinary action, up to and including termination of employment. In the event that there is a conflict between the general provisions of the COBE and the specific policies of your business unit or local office, the policies of your business unit or local office will prevail. There are many regulatory changes being introduced around the world and we must strive to comply with them fully.

WHAT EMPLOYEES CAN EXPECT OF McGRAW HILL FINANCIAL

You have been employed solely on the basis of McGraw Hill Financial’s estimate of your ability to do your job well. You will not be unfairly discriminated against because of race, color, religion, sex, gender identity or expression, age, sexual orientation, national or ethnic origin, citizenship status, veteran status or disability or for any other unlawful reason.

Any future promotion and pay increase is at the discretion of your manager and will depend on the needs of the business matched to your demonstrated ability to do superior work, to grow in your job and to accept responsibility.

You can expect courteous and considerate treatment from the corporation. Through on-the-job training, sharing tuition costs, The Learning Center, and other means, we will endeavor to provide appropriate opportunities for developing your ability to perform your job well and to prepare you for greater challenges. You can learn of possible job openings throughout the corporation via our internal online talent resources. You may apply for any position you may be qualified to fill.

Every reasonable effort will be made to provide you with a safe and healthy place in which to work. In addition, it is the corporation’s policy to provide a work environment free from sexual harassment or any other type of unlawful harassment.

Resolving problems in the workplace. At any time, you may discuss an ethical problem, concern or complaint related to your employment with your manager, the next higher level of management, the Human Resources Department, the Compliance Department for your business unit, or the Corporate Legal Department. Through appropriate supervisory channels, you may take a complaint to the highest executive level of the corporation.

You may also make a complaint or provide a constructive comment through the Employee Hotline, which is available to employees worldwide at www.MHFI.EthicsPoint.com.

Subject to laws in certain jurisdictions outside the U.S., the Employee Hotline provides a way of reporting violations of corporate policy, workplace concerns, violations of law and related issues, by phone or online.

McGraw Hill Financial 2014 Code of Business Ethics

McGraw Hill Financial prohibits retaliation against any employee who reports issues to the Hotline in good faith.

U.S. employees may also take advantage of the FAIR Program (Fast and Impartial Resolution), a voluntary alternative dispute resolution program, to address any problems in the workplace.

Phase I - Employees may file a FAIR complaint and receive a written response from the corporation.

Phase II - If the employee is dissatisfied with the result, the employee may request a mediation, which is an attempt to resolve the dispute with the help of a trained, neutral mediator.

Phase III - If the employee is still dissatisfied with the results, the employee may bring the issue to binding arbitration.

The corporation pays the costs of the program although it does not pay the employee’s legal expenses. You can reach a FAIR representative at 212-751-2700.

McGraw Hill Financial prohibits retaliation against an employee for filing a complaint under FAIR or with a government anti-discrimination agency. Further, the corporation bars retaliation against anyone for assisting with the investigation of such a complaint.

An employee who retaliates against another employee for filing a complaint (via the Hotline, the FAIR program or otherwise) or for assisting in the investigation of such a complaint will be subject to disciplinary action up to and including termination.

McGraw Hill Financial recognizes and respects the privacy of employees and others with regard to personal information it obtains through the employment relationship. Employees should contact their Human Resources business partner for further information in this regard.

HOTLINE

Q: I suspect unethical conduct is taking place in my group, but what if I’m wrong?  Could I get fired for raising an issue to the Employee Hotline?

A: No – employees are encouraged to come forward without fear. It’s against our policies and values to retaliate against an employee who reports an issue in good faith.

McGraw Hill Financial provides medical, disability, life insurance, and retirement programs as further described in materials available from the Human Resources Department.

WHAT McGRAW HILL FINANCIAL CAN EXPECT OF US AS EMPLOYEES

Of course, McGraw Hill Financial expects that employees will work diligently and to the best of their abilities. In addition, here are some specific requirements.

Compliance with law. All employees of McGraw Hill Financial must conduct their activities on behalf of McGraw Hill Financial in compliance with applicable laws and regulations as well as McGraw Hill Financial’s policies. As part of this responsibility, it is imperative that all of our financial disclosures and reports be full, fair, accurate, timely and understandable. When appropriate, employees should seek advice from the McGraw Hill Financial Legal Department with respect to the application or interpretation of laws and regulations relevant to their business activities.

Special situations. Detailed codes of conduct have been developed by certain of McGraw Hill Financial’s units to provide guidance for situations unique to their businesses. Where a specific provision of a business unit’s policies or code of conduct conflicts with a more general provision in the COBE, the specific business unit provision applies. Further, McGraw Hill Financial has adopted Corporate policies specifying the appropriate conduct and procedures for certain matters described in the COBE. For Corporate policies, go to: https://buzz.mcgraw-hill.com/groups/corporate-policy-manual/.

McGraw Hill Financial 2014 Code of Business Ethics

Conflicts of interest. Employees should not engage in any activity that creates or might result in a conflict, or the appearance of a conflict, between the individual's self-interest or the interests of another organization, on the one hand, and McGraw Hill Financial’s interests on the other hand. Each employee should be free from any interest or influence that would make it difficult to give McGraw Hill Financial the employee's best efforts and undivided attention. The following are examples of conflicts of interest, but these examples are not intended to limit the general applicability of the prohibition against conflicts.

(a)	Employees may not take for themselves, or divert to others, any business opportunity in which the corporation has, or can reasonably be expected to have, an interest.

(b)
Employees may, on their own time, do limited amounts of work for other employers so long as such work does not conflict with the employee’s obligations to McGraw Hill Financial. A conflict would arise if outside work consumed so much of an employee's time and energy as to impair the ability to perform their McGraw Hill Financial job effectively. Also, a conflict of interest is presumed if an employee does outside work for a firm that has business dealings with, or competes with, McGraw Hill Financial. Employees should also avoid outside employment that is otherwise detrimental to the interests of McGraw Hill Financial.

(c)
Employees may not provide consulting or advisory services for any external advisor service, primary research network, analyst group, consulting group, hedge fund, investment bank, investor, or any other similar firm.

(d)
No employee may directly or indirectly own any interest in another firm, or serve as a director, officer or employee of a firm, whose business in any way competes with McGraw Hill Financial or that has business dealings with McGraw Hill Financial. However, an employee may own up to one percent (1%) of the shares of any public corporation, regardless of its business, except as limited by other obligations under the COBE or other policies of the corporation.

(e)
Employees should never give or accept any gift, entertainment, consideration, benefit or privilege (including discounts on personal purchases not offered to all McGraw Hill Financial employees) where the value (i) is not reasonable in its business context or (ii) places the recipient under a real or perceived obligation to the giver.  Gifts that are intended to or would result in favorable treatment or influence a business decision, regardless of the amount or value involved, should never under any circumstances be given or accepted.

Providing gifts, travel, meals or entertainment to a Government Official or private individual is never permitted if it could reasonably be understood as an effort to improperly influence an official action or obtain a business advantage for McGraw Hill Financial. An employee should not accept, and should notify his/her supervisor if offered, any gifts, entertainment or anything else of value from a competitor, customer or anyone who conducts or seeks to conduct business with McGraw Hill Financial, other than (i) Nominal Gifts or (ii) Ordinary Business Entertainment, as those terms are defined below.

Nominal Gifts are gifts of token to modest value that will not place the recipient under any real or perceived obligation to the donor or gifts used for advertising or promotion, as long as they are customarily given in the regular course of business.

Ordinary Business Entertainment, such as lunch, dinner, theatre, sporting events and the like, is appropriate where it is reasonable in its business context and the purpose is to hold bona fide business discussions or to foster better business relations.

A Government Official is a public official or employee at any level, including officers or employees of state-owned enterprises and public international organizations. The term Government Official also includes candidates for political office and political party officials.

McGraw Hill Financial 2014 Code of Business Ethics

Employees may obtain waivers of these conflict rules under limited circumstances. The employee may request a waiver of these conflict rules by submitting a written request to the appropriate executive, with a full explanation of the basis for the request. Waiver requests must be sent to, and written approval obtained from, either the Chairman, President and Chief Executive Officer of McGraw Hill Financial (or a person designated by the CEO), or the corporate staff officer or segment president in charge of the employee's department or unit.
No employee may exert or attempt to exert any improper influence on any editorial position or opinion, including those of any Standard & Poor’s equity or rating analyst.

Improper payments to others. No employee anywhere in the world may directly or indirectly offer or provide anything of value, including a bribe, kickback, excessive commission or fee, in order to influence a Government Official or private party or to obtain an improper advantage. This prohibition includes, but is not limited to, obtaining business for the company from private businesses or government bodies, anywhere in the world.

In addition, employees may not give money or anything else of value indirectly (for example, to a consultant, agent, distributor, intermediary, business partner, or other third party) if the circumstances indicate that all or part of it will likely be passed on to a Government Official or private party to influence official action or obtain an improper advantage.

Further guidance can be found in Corporate Policy 64, Anti-Corruption.

When in doubt concerning the propriety of a proposed payment or gift, contact the Legal Department, Compliance Department or Employee Hotline (www.MHFI.EthicsPoint.com) for assistance.

Independent reporting and evaluation. McGraw Hill Financial's reputation rests in great measure on the integrity of its reporting and evaluation services. For this reason, no employee whose duties include reporting on an industry or evaluating securities should have any employment, ownership or other relationship with companies in the relevant industries in a way that might compromise, or appear to compromise, the independence of the employee's reports or evaluations. Employees must provide prior written disclosure in writing to their supervisors detailing any factors, such as holding stock in or having a financial relationship with a party, that might be relevant to this restriction.

No employee may exert or attempt to exert any improper influence on any editorial position or opinion, including those of any Standard & Poor’s equity or rating analyst. For instance, no employee may (i) suggest that a Standard & Poor’s analyst consider improper factors not relevant to such analyst’s independent analysis of ratings, opinions, recommendations, estimates or target prices; (ii) make recommendations to an issuer of securities or other party involved with a securities issuance for the purpose of advising such party on how to achieve a particular rating result; or (iii) condition or threaten to condition any Standard & Poor’s rating or rating action on the purchase of any other services or products. See Corporate Policy 63, Reinforcing Credit Rating Independence.
If you have doubts concerning the propriety of a proposed payment or gift, contact the Legal Department, Employee Hotline or Compliance Department for guidance.

Individual business units of McGraw Hill Financial will, as appropriate, issue supplemental guidelines that relate to their particular operations.

Discriminatory conduct. Employees may not discriminate against or harass any other employees on the basis of race, color, religion, sex, gender identity or expression, age, sexual orientation, national or ethnic origin, citizenship status, veteran status, disability or any other unlawful basis. McGraw Hill Financial prohibits harassment of any kind toward other employees.

McGraw Hill Financial 2014 Code of Business Ethics

Confidential information. An employee must regard all non-public information about McGraw Hill Financial or its activities and all non-public information obtained in the performance of the employee’s duties about McGraw Hill Financial’s customers, clients or applicable third parties as a corporate trust. Employees may not use for any purpose or disclose to others any non-public information. For example: (a) employees and members of their families possessing non-public information about McGraw Hill Financial may not use such information to trade in McGraw Hill Financial’s securities, nor divulge such non-public information to other persons to trade in McGraw Hill Financial’s securities; (b) employees or members of their families possessing non-public information regarding studies or pending negotiations by McGraw Hill Financial to acquire all or part of a company shall not divulge such information to other persons and shall not trade in the securities of such a company unless and until the studies or negotiations have been permanently terminated or completed by McGraw Hill Financial; and (c) employees obtaining material non-public information about another company or securities shall not trade in the securities of such other company until such non-public information becomes publicly known.

Trade secrets, confidential information and proprietary information concerning products and services (both those already on the market and those being developed) are a special, valuable and unique asset of McGraw Hill Financial. Employees should hold all trade secrets and other confidential or proprietary information in strictest confidence and should not use such trade secrets and confidential or proprietary information in any way other than in performing their duties as employees. Such trade secrets and other confidential or proprietary information may not be misappropriated, transferred or disclosed, directly or indirectly, to any person or entity. This obligation remains in effect after an employee leaves McGraw Hill Financial.

No employee may, without appropriate management approval, disclose to any person in advance of publication by McGraw Hill Financial: (a) any security or other rating, equity ranking or other opinion pertaining to securities, funds or other investments; or (b) the contents of any publication, magazine, newsletter, electronic product, or any other information product or service produced by McGraw Hill Financial in any medium.

Intellectual property. Each employee assigns to McGraw Hill Financial all intellectual property, including trademark and trade secret rights, created by that employee within the scope of his or her employment. Subject to local intellectual property laws, all original work created by an employee within the scope of his or her employment, alone or jointly with others, is a "work made for hire" and is the property of McGraw Hill Financial. All ideas, inventions and designs conceived or first reduced to practice in whole or in part by an employee within the scope of his or her employment shall be disclosed on a timely basis to the corporation and title to such inventions, ideas and designs, including all intellectual property rights, shall be assigned to and owned by McGraw Hill Financial. Individual business units may require employees to execute supplemental agreements as appropriate.

Customer privacy. McGraw Hill Financial has implemented Corporate Policy 20, Customer Privacy, to protect the privacy of its customers and business prospects. All employees are responsible for being familiar with this policy and for complying with its terms.

McGraw Hill Financial’s use of third party information. McGraw Hill Financial is a substantial user of proprietary materials belonging to others, including “hard copy” magazines and newspapers, as well as software and digital information. Employees have an obligation to comply with the copyright, trademark, patent and trade secret laws as they pertain to these materials. In addition, employees have an obligation to comply with the terms and conditions of agreements (including website agreements) under which employees use third party proprietary material, content and software.

Competitive Intelligence. Employees are encouraged to stay informed about competitors through publicly available information. All competitive intelligence activities must be conducted in compliance with the following 12 core principles.

●	Competitive intelligence may be obtained only in compliance with applicable laws.

McGraw Hill Financial 2014 Code of Business Ethics

●	The use of publicly available information is permitted.

●
Avoid pressuring anyone, including customers, to provide a competitor’s proprietary information. When in doubt, listen, but don’t ask. Never use threats or incentives to obtain a competitor’s information.

●
Respect the right of other companies to protect their trade secrets and confidential information. Do not seek nonpublic information about a competitor from anyone, including customers, if you know that the competitor has prohibited that person from sharing the information. Comply with non-disclosure and confidentiality agreements, terms and conditions of use and any other restrictions that may apply to non-public information received from any source.

●
Always be forthright and truthful about your relationship with McGraw Hill Financial. Use only your McGraw Hill Financial e-mail address when signing up for digital or online products from competitors. Do not use another person’s log in data to access a competitor’s information or product.

COMPETITIVE INTELLIGENCE

Q: I want to view part of a competitor’s website that requires a subscription, but they may not allow access to an MHFI employee. Is it okay to sign up using my personal email address instead?

A: No. Always use your MHFI email address, job title and true name when accessing a competitor’s website or researching competing products and services. MHFI respects our competitors’ right to protect their confidential information. If you have doubts about whether you’re allowed to access a particular website, the Legal Department can help you review the relevant terms and conditions.

●	Do not do indirectly what you may not do directly. Any contractor, consultant, agent or other third party acting on McGraw Hill Financial’s behalf must comply with these principles.

●	It is appropriate to ask former employees of competitors about their ideas, viewpoints and industry experience, but do not seek trade secrets or confidential information.

●
If a competitor’s proprietary information is revealed through the intentional but careless act of its employees or agents (e.g., talking loudly in a public place), you may use that information provided there was no misrepresentation or inducement to encourage it. However, do not use proprietary information that has been lost by the owner in a manner that was clearly a mistake or accident (e.g., sealed documents left in a public place).

●	Generally avoid direct contact with competitors and their employees or agents where that contact might reveal pricing, promotions, product plans or other proprietary information.

●
Do not risk McGraw Hill Financial’s reputation or your own in a competitive intelligence effort. Before acting in this sensitive area, also consider how the Company or you, as an employee, would react if you learned that a competitor was doing the same thing regarding McGraw Hill Financial.

●
These 12 core principles, like the McGraw Hill Financial COBE, are Company-wide provisions that apply to all McGraw Hill Financial employees. Business units may from time-to-time issue additional and more (but not less) restrictive guidance on competitive intelligence gathering. Employees must observe both Company-wide guidance and any supplemental unit-specific restrictions.

●	When in doubt, contact the Legal Department for guidance.

Information security. Accurate and reliable information is the foundation of our business. Without proper safeguards in place, our systems are vulnerable to loss, destruction, error and abuse that can undermine the objectives and goals of McGraw Hill Financial.

McGraw Hill Financial 2014 Code of Business Ethics

Several of McGraw Hill Financial’s policies provide support and guidance for appropriate use of company information management resources. These policies include:

●	33 – Review and Approval of Information Technology Related Projects
●	48 – Information Security
●	52 – Monitoring of Information Technology Systems
●	54 – Appropriate Use of Digital Communications
●	59 – Internet Site Blocking

Employees are required to review and comply with these policies. Potential data breaches of confidential information concerning either McGraw Hill Financial, employees, customers or other persons should be reported immediately to Corporate Security.

Appropriate use of social media. McGraw Hill Financial’s Social Media Policy  is designed to protect our employees and the Company as we utilize social media tools in new and creative ways to extend our brand, communicate with the market and meet the changing needs of our customers.  The Policy provides all employees with information, guidelines and best practices to follow when using social media.

Appropriate use and monitoring of digital communications. Corporate Policy 54, Appropriate Use of Digital Communications, provides guidelines for the appropriate use of digital communications by employees of McGraw Hill Financial and other authorized persons. Digital communications include (subject to applicable laws) all digital messages sent from any Company supported e-mail system, instant messaging system, or from any computer or personal digital assistant made available by the Company. Digital communications are for the direct support of McGraw Hill Financial’s activities. Although intended for business purposes, digital communications on Company provided systems and networks may, subject to limitations detailed in Corporate Policy 54, be used on a limited basis for personal or non-business purposes at the discretion of the employee's business unit or corporate department. Such personal communications are subject to the prohibitions detailed in Corporate Policy 54 with respect to harassing, libelous, threatening, abusive, sexually suggestive, obscene, inappropriate comments regarding ethnicity, or similar objectionable content.

McGraw Hill Financial reserves the right, subject to applicable local law, to monitor the digital communications of employees, contractors and other users of the information technology systems made available by the Company, including mobile and office systems, without informing the sender or recipient of the information, or the person in whose possession those communications reside. Further information can be found in Corporate Policy 52, Monitoring of Information Technology Systems.

Political activities. Employees, of course, are entirely free, and indeed are encouraged, to endorse, advocate, contribute to or otherwise support any political party, candidate or cause they may choose. But no reimbursement of such contributions will be or, in most instances, lawfully can be, made by McGraw Hill Financial in any form, directly or indirectly. Any payment or contribution made by McGraw Hill Financial to political candidates, public employees, office holders, political parties and other political organizations including political action committees ("PACs") must comply with Corporate Policy 41, Political Contributions and Payments.  In any public political statement, references to an employee's affiliation with McGraw Hill Financial or any of its subsidiaries should be avoided, and in any personal political activity it must be clear that the employee is acting personally and not for or on behalf of the company.

Government contracts. Government contracts, whether with federal, state or municipal entities, are subject to complex laws and regulations setting forth the information which must be furnished to the government in the course of negotiating a contract or submitting a bid. Other laws regulate the performance of government contracts, accounting procedures and payment requests in ways different from private commercial contracts. In certain instances, serious violations of government contract laws or regulations may affect McGraw Hill Financial’s ability to do business with the government or even constitute criminal conduct. Employees responsible for government contract work should become familiar with the relevant

McGraw Hill Financial 2014 Code of Business Ethics

rules and regulations and should contact McGraw Hill Financial’s Legal Department (legal@mhfi.com) with any questions.

Representing McGraw Hill Financial in an unauthorized capacity. No employee may contact any person or entity to seek personal gain or other benefits by claiming that the employee represents or is affiliated with McGraw Hill Financial.

Interpretation of the COBE. Employees should seek advice from McGraw Hill Financial’s Legal Department concerning any interpretation of the provisions of the COBE.

Reporting violations of the COBE.  An employee who observes any conduct by other employees in violation of the COBE or of any law applicable to McGraw Hill Financial has a responsibility to promptly inform his or her supervisor, the head of the Corporate Audit Department or McGraw Hill Financial’s Legal Department. McGraw Hill Financial prohibits retaliation against any employee who reports violations of the COBE in good faith. As noted above, subject to laws in certain jurisdictions outside the U.S., violations may also be reported through the Employee Hotline in confidence.

In general. All employees will be expected to abide by the highest ethical standards and act with complete integrity when acting on behalf of McGraw Hill Financial with government agencies, customers, competitors, suppliers, authors, the media, trade associations, fellow employees and the general public. Failure to follow these policies exposes you to potential disciplinary action up to and including termination.

McGraw Hill Financial prohibits retaliation against any employee who reports an issue in good faith.
WHAT THE PUBLIC HAS A RIGHT TO EXPECT FROM McGRAW HILL FINANCIAL AND ITS STAFF

We are committed to providing products and services of high quality, to market them fairly, and to conduct our affairs honorably. But our corporation has some special responsibilities. One is to be a good citizen in the communities in which we work. We are sensitive to the economic role we play in those communities, and to the standards of service provided by our publications and our community-related functions. McGraw Hill Financial contributes to community as well as to national institutions, and encourages employees to do so by matching their gifts to eligible organizations.

In addition, all McGraw Hill Financial’s employees are encouraged to take an active personal role in organizations dedicated to public service. The corporation will back up their participation with appropriate financial contributions to qualified projects and institutions through which employees are contributing volunteer services.

With our combined ratings, benchmarks and analytics businesses, McGraw Hill Financial is the foremost provider of financial intelligence in the world. This imposes on us all a special responsibility to produce the very best and the highest quality materials and services we can. That is the basic ethical demand upon us. Nothing must compromise that. All of us should share a sense of that responsibility in all our work.

Revised October 2013